Exhibit (a) (1) (E)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

PORTEC RAIL PRODUCTS, INC.

Pursuant to the Offer to Purchase dated February 26, 2010

by

FOSTER THOMAS COMPANY
a wholly-owned subsidiary

of

L.B. FOSTER COMPANY

at

$11.71 NET PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MARCH 25, 2010, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration is an Offer to Purchase dated February 26, 2010 (the “Offer to Purchase”), and the related Letter of Transmittal, relating to an offer by Foster Thomas Company, a West Virginia corporation (“Purchaser”) and a wholly-owned subsidiary of L.B. Foster Company, a Pennsylvania corporation (“L.B. Foster”), to purchase for cash all the outstanding shares of common stock, par value $1.00 per share, of Portec Rail Products, Inc., a West Virginia corporation (“Portec”), at a purchase price of $11.71 per Share, net to the seller in cash, without interest thereon, and less any applicable withholding or stock transfer taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements to the Offer to Purchase or to the Letter of Transmittal, collectively constitute the “Offer”) enclosed herewith. Throughout this letter, the Offer to Purchase and the Letter of Transmittal, the terms “Share” or “Shares” shall mean outstanding shares of Portec common stock.

We or our nominees are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to have us tender on your behalf any or all of such Shares held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer to Purchase.

Your attention is directed to the following:

1. The Offer price is $11.71 per Share, net to the seller in cash, without interest thereon, and less any applicable withholding or stock transfer taxes.

2. The Offer is being made for all issued and outstanding Shares.

3. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 16, 2010, by and among Portec, L.B. Foster and Purchaser (as it may be amended or supplemented from time to time, the “Merger

Agreement”). The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the West Virginia Business Corporation Act, Purchaser will be merged with and into Portec (the “Merger”). Following the effective time of the Merger, Portec will continue as the surviving corporation and become a wholly-owned subsidiary of L.B. Foster and the separate corporate existence of Purchaser will cease.

4. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Thursday, March 25, 2010, unless the Offer is extended.

5. Tendering shareholders will not be obligated to pay brokerage fees or commissions to the Depositary or the Information Agent. Federal income tax backup withholding may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See Instruction 8 of the Letter of Transmittal.

6. The offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the offer that number of outstanding Shares, together with any shares of Portec common stock then owned by L.B. Foster or Purchaser, including Shares subject to the Tender Agreement, that, immediately prior to acceptance for payment of Shares pursuant to the offer, represents at least sixty-five percent (65%) of the sum of (a) the aggregate number of shares of Portec common stock outstanding immediately prior to acceptance for payment of Shares pursuant to the Offer, plus (b) the aggregate number of shares of Portec common stock issuable upon the exercise of any option, warrant, other right to acquire capital stock of Portec, or other security exercisable for or convertible into shares of Portec common stock or other capital stock of Portec, any of which is outstanding immediately prior to acceptance for payment of Shares pursuant to the Offer and (ii) the satisfaction of certain other conditions as set forth in the Offer to Purchase. See Section 14 — “Conditions of the Offer” of the Offer to Purchase.

The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal, and is being made to all holders of Shares. L.B. Foster and Purchaser are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If L.B. Foster and Purchaser become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, L.B. Foster and Purchaser will make a good faith effort to comply with that state statute. If, after a good faith effort, L.B. Foster and Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, the Portec shareholders in that state.

If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize a tender of your Shares, all such Shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf on or prior to the expiration of the Offer.

INSTRUCTIONS WITH RESPECT TO THE
OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

PORTEC RAIL PRODUCTS, INC.

Pursuant to the Offer to Purchase dated February 26, 2010

by

FOSTER THOMAS COMPANY
a wholly-owned subsidiary

of

L.B. FOSTER COMPANY

at

$11.71 NET PER SHARE

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase of Foster Thomas Company, dated February 26, 2010 (the “Offer to Purchase”), and the related Letter of Transmittal relating to shares of common stock, par value $1.00 per share of Portec Rail Products, Inc., a West Virginia corporation (“Portec”). Throughout this letter and instructions, the Offer to Purchase and the Letter of Transmittal, the terms “Share” or “Shares” shall mean outstanding shares of Portec common stock.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.

Sign Here:

Dated: , 2010

No. of Shares to be Tendered*	Signature(s)

Account Number

Area Code and Telephone Number

Please print name(s)

Tax Identification or Social Security No.

Address

*	Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.

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